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                                                                     Exhibit 6.4

                     MASTER SOFTWARE SUB LICENSE AGREEMENT

This Agreement made as of the 29"' day of November, 1999.

BETWEEN:

               CASINO MARKETING S.A. a body corporate with offices at the City of San Jose, Costa Rica (the "Master Licensee")

OF THE FIRST PART

AND

              GAMINGTECH CORPORATION a body corporate with offices at Belize City, Belize, Central America ("Gamingtech").

                                            OF THE SECOND PART

     WHEREAS Gamingtech is in the gaming software licensing business.

     AND WHEREAS the Master Licensee is in the business of selling software gaming licenses and wishes to sub license the Software.

     AND WHEREAS Gamingtech owns certain interactive gaming software and the Master Licensee desires to license the object code for such software.

     AND WHEREAS Gamingtech is willing to grant the Master Licensee a non exclusive, non transferable license to the object code for such software for subsequent sub licensing, subject to the terms and conditions of this Agreement.

     NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

1.   INTERPRETATION

1.1.   Words and phrases used herein have the following meaning:

1.1.1. "Agreement" means this Master Software Sub License Agreement, including Schedules "A", "B", "C" and "D" attached hereto.

1.1.2. "Business" means the operation and management of an online Internet entertainment and game playing website, including all satellite or additional websites using the Software by any and all persons or corporations as permitted hereunder.

1.1.3. "Client Software" means the user interface portion of the Software.

1.1.4  "Dollar" or '$' means United States dollars.

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1.1.5.  "Electronic Distribution" means the electronic delivery of computer software using on-line services, the Internet, phone lines, cable systems, servers, satellite or other public or private access network or electronic communication mediums.

1.1.6. "End User" means an individual whom the Master Licensee, or any permitted third party, permits to access and utilize, but not to further distribute, the Software

1.1.7. "Gross Revenues". means gross income which is received by any PCI Sub Licensee in connection with that PCI Sub Licensee's operation of a Business utilizing the Software, which shall be calculated, with respect to each server and database operated using the Software by a PCI Sub Licensee, as the total dollars wagered on all games less all payoffs, but before any operating, administrative or other expenses, federal, provincial, or foreign sales, excises or other taxes or tariffs imposed on the use of the Software. For the purposes of this Agreement Gross Revenues shall not include any negative amount. Where Gross Revenues from the Business of a PCI Sub Licensee for a period result in a negative number, Gross Revenues for that particular PCI Sub Licensee for that period shall be deemed to be zero.

1.1.8. "Master License Fee" means the aggregate $100,000 payable by the Master Licensee to Gamingtech pursuant to Clause 5.1 hereof

1.1.9. "License Fees" means the fees payable by the Master Licensee to Gamingtech pursuant to Clause 5.3.

1.1.10. "Software" means the object code versions of the computer software described in Schedule "A" herein.

1.1.11. "Master License" means the limited night to sub license the Software provided to the Master Licensee hereunder.

1.1.12. "CM Sub License" means the limited right to use the Software which is provided to a third party by the Master Licensee in accordance with the terms of this Agreement and pursuant to a duly executed CM Sub License Agreement.

1.1.13. "CM Sub Licensee" means a third party holding a CM Sub License.

1.1.14. "CM Sub License Agreement" means the form of agreement set out in Schedule D hereto.

1.1.15. "Set Up Fee" means the $40,000 payable by the Master Licensee to Gamingtech in respect of each and every CM Sub License, pursuant to Clause 5.2 hereof

1.2.    Currency

Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States Dollars.

1.3     Sections and Headings

        The division of this Agreement into sections and the insertion of headings are for

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     convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a Schedule refers to the specified section of or Schedule to this Agreement.

1.4. Number, Gender and Persons

     In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5. Accounting Principles

     Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute. This reference shall not be construed so as to imply any attornment to Canadian jurisdiction or laws.

1.6. Time of Essence

     Time shall be of the essence of this Agreement.

1.7. Severability

     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.8. Successors and Assigns

     This Agreement shall inure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

1.9. Amendment and Waivers

     No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.10 Schedules

     The following Schedules are attached to and form part of this Agreement:

     Schedule A - Software
     Schedule B - End User License Agreement
     Schedule C - Description of Software
     Schedule D - CM Sub License Agreement

2.   GRANT OF MASTER SUB LICENSE

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2.1  Master Sub-License: Subject to the terms and conditions hereof Gamingtech hereby grants to the Master Licensee and the Master Licensee accepts from
     Gamingtech: (1) a worldwide, nonexclusive non transferable right to sub license the Software only in connection with the Business to be operated by a CM Sub Licensee pursuant to the terms of an executed CM Sub License Agreement and to permit the CM Sub Licensee to transmit the Client Software only in object code form to End Users by means of Electronic Distribution; and (ii) a worldwide, non-exclusive non transferable right to permit a CM Sub Licensee, pursuant to the terms of an executed CM Sub License Agreement, to grant to End Users the right to use the Client Software in object code form, only while connected to a server on which the server component of the Software is installed.

2.2 End User License Agreement: The Master Licensee shall ensure that all CM Sub Licensees display to End Users an End User License Agreement ("EULA") prior to download of the Client Software by End User. Such EULA shall contain provisions which exclude Gamingtech and its parent and subsidiary corporations from all liabilities related to the End Users use of the Client Software, and in any event shall contain provisions substantially similar to those contained in Schedule "B" hereto. The EULA shall be provided in a format that the End User may download onto End User's hard disk. The Master Licensee shall ensure that all CM Sub Licensees require all End Users to either accept or reject the terms and conditions of the EULA by means of a point and click mechanism or other mechanism acceptable to Gamingtech prior to the download of the Client Software and, in the event End User rejects the EULA, End User shall not be permitted to download the Client Software. The Master Licensee agrees that the mechanism used by the Master Licensee and all CM Sub Licensees to require End Users to accept or reject the EULA shall be in a form which will record and store all End Users acceptance of the EULA for future reference.

2.3. Restrictions: Neither the Master Licensee nor any CM Sub Licensee shall authorize or permit any third party, to reverse engineer, decompile or disassemble the Software or to attempt to do the same. If the Master Licensee becomes aware of the source code of the Software it shall not make use of or disclose the same to any party.

2.4. No Further Sub-License: The Master Licensee shall have no night to sub license or otherwise make available the rights granted to it hereunder except in accordance with an executed CM Sub License Agreement. The Master Licensee shall not make any changes to the form of the CM Sub License Agreement which shall, in the sole opinion of Gamingtech, diminish the rights of or increase the liability of Gamingtech or the Master Licensee to any third party. A CM Sub Licensee shall have no right to sub-license or otherwise make available the rights granted to the CM Sub Licensee by the Master Licensee to any third party (related or otherwise) and such rights shall only be used by the CM Sub Licensee in connection with its operation of the Business which shall be comprised of the installation of the Software on one server for each CM Sub Licensee and the maintenance of one data base only and which may include multiple websites with individual URL's which are directed to such single server and single database permitted for each CM Sub Licensee.

2.5. No Business by Master Licensee: The Master Licensee shall not operate any Business and shall not permit any parent, associate, affiliate or third party to operate any Business except

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     pursuant to the terms of an executed CM Sub License Agreement.

3.   GOVERNMENT APPROVALS

3.1 The Master Licensee warrants and represents that it has or will have obtained prior to commencing any activities pursuant to this Agreement, all required government approvals and permits as of the date of this Agreement in order to sub license the Software as provided herein and will ensure that all CM Sub Licensees hold all required government approvals and permits in order to use the Software in their Business, including Internet gaming licenses, and to operate their Business and that they will maintain such approvals and pen-nits throughout the term of this Agreement and any CM Sub License Agreement and obtain any government approvals and permits that subsequently become required during the term of this Agreement or any CM Sub License Agreement.

OWNERSHIP

4.1 Software: Except for the limited distribution and sub license rights granted to the Master Licensee hereunder, Gamingtech retains all right, title and interest, including intellectual property rights, in and to the Software, as between Gamingtech, the Master Licensee and all CM Sub Licensees.

4.2 Proprietary Rights Notices: Neither the Master Licensee nor any CM Sub Licensee shall remove any copyright or other proprietary rights notices contained within the Software.

5.   PAYMENT

5.1 Master License Fee: In consideration of the nights granted by Gamingtech to the Master Licensee hereunder, the Master Licensee shall pay Gamingtech the Master License Fee as to $30,000 upon execution of this Agreement and shall pay Gamingtech four (4) $17,500 license fee payments, the first of which shall be due on the date which is three (3) months from the date hereof and shall make three (3) subsequent $17,500 payments to Gamingtech on the dates which are six (6), nine (9) and twelve (12) months from the date of this Agreement, respectively. Interest shall accrue on the balance of $70,000 represented by the four $17,500 payments at the rate of six (6%) percent per annum calculated annually and payable quarterly at the same time as the four payments are to be made.

5.2 Master License Fees: In respect of each and every CM Sub License Agreement, the Master Licensee shall pay Gamingtech a Set Up Fee of $40,000 and shall pay Gamingtech monthly License Fees as set forth in Clause 5.3. Each CM Sub Licensee shall acquire an appropriate server for installation of the Software and shall acquire all appropriate third party software, including, without limiting the generality of the foregoing, the following third party software:

              Crystal Reports 7.0
              PC Anywhere
              MSSQL 6.5 or 7.0
              Microsoft NT Server with SP4

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5.3.  License Fees: As further consideration of the rights granted to the Master
      Licensee hereunder, the Master Licensee shall pay to Gamingtech an ongoing License Fee calculated as 15% of the Gross Revenue of each and every CM
      Sub Licensee for the term of each CM Sub License Agreement and any extensions thereof.

5.4. Payment: The Master Licensee shall pay License Fees to Gamingtech under Clause 5.3 on a monthly basis commencing 45 days after each particular CM Sub Licensee commences a Business as determined by Gamingtech. License Fees shall be calculated monthly and paid within fifteen (15) days of the end of each month thereafter and the Master Licensee shall include, with each payment of License Fees, a report specifying the Gross Revenue earned by each and every CM Sub Licensee during the period. Any net loss or negative revenues of a CNI Sub Licensee in a particular month shall be treated as zero Gross Revenues for the month for that CM Sub Licensee and there is no carry forward of such amounts in the subsequent calculation of Gross Revenues for that CM Sub Licensee.

5.5 The obligation of the Master Licensee to pay Set Up Fees or License Fees to Gamingtech in respect of a CM Sub License shall not be diminished or suspended, in any respect because of the failure of a CM Sub Licensee to make any type of payment to the Master Licensee under the terms of a CM Sub License Agreement.

5.6 Website: The Master Licensee and all CM Sub Licensees shall be responsible for all website design, construction and all costs associated therewith.

5.7. Taxes: The Master Licensee and each CNI Sub Licensee shall be responsible for paying all use, sales or value added taxes, duties or governmental charges, whether presently in force or which come into force in the future, related to the deliveries and payments hereunder or under the terms of a CM Sub License Agreement.

5.8. Records: The Master Licensee and each CM Sub Licensee will maintain, in accordance with generally accepted accounting principles, complete and accurate books and records in respect of this Agreement, all CM Sub License Agreements and the CM Sub Licensee's operation of a Business and the Gross Revenue and other amounts received in connection therewith and all License Fees due or paid to Gamingtech thereunder.

5.9. Audit: Gamingtech shall have the right, on reasonable notice to the Master Licensee to a cause the Master Licensee, no more often than once in any twelve (12) month period, in respect of the Master License or a particular CM Sub License, to appoint an independent third party to examine the Master Licensee's books and records, or to cause the Master Licensee to appoint an independent third party to examine a CM Sub Licensees books and records, in each case, during regular business hours, in order to verify compliance with the terms of this Agreement or any CM Sub License Agreement. Any such audit shall be at the expense Gamingtech unless the audit reveals an underpayment by the Master Licensee or a PCI Sub Licensee of greater than five (5%) percent in which case the audit shall be at the expense of the Master Licensee or the CM Sub Licensee, as the case may be. The Master Licensee shall forthwith pay to Gamingtech the amount of any deficiency identified by the audit.

5.10. Notwithstanding the provisions of Clause 5.2, the Master Licensee shall not be required to pay a Set Up Fee to Gamingtech in respect of the first CM Sub License granted by the Master Licensee only, however the Master Licensee shall pay all License Fees in respect of such first CM Sub License as set out in Clause 5.3. This Clause 5.9 represents a one time only exemption from the obligation of the Master Licensee to pay the Set Up Fee in respect of one CM Sub Licensee only.

6.    SUPPORT

6.1. Upgrades: Provided that the Master Licensee or any CM Sub Licensee is not then in default hereunder or under the terms of a CM Sub License Agreement, during the term of this Agreement Gamingtech shall provide certain upgrades to the Software, designated as such by Gamingtech, to the Master Licensee or any such CM Sub Licensee,

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     at no cost. All upgrades to the Software shall be considered Software for the purposes of this Agreement. Upgrades to the Software shall consist of new games and language localization, as designated as such from time to time by Gamingtech.

6.2. Other Services: If services beyond Gamingtech's warranty obligations are requested by the Master Licensee or any CM Sub Licensee and Gamingtech elects to provide such service, the Master Licensee or the CM Sub Licensee as the case may be, shall be required to pay additional fees for such services on the basis of the applicable rates then in effect for Gamingtech, but Gamingtech shall be entitled to terminate such service at any time, without notice. Any work performed outside of the hours of 8:30 a.m. to 5:30 p.m., local time of the place where services are performed, Monday through Friday exclusive of Belizian statutory holidays, shall be charged at the applicable overtime rates.

6.3. Responsibility for Toll Charges: For any of the services referred to in Clause 6.2 it shall be the Master Licensee's responsibility to pay for or reimburse Gamingtech for any toll charges incurred in order to respond to inquiries or to obtain access to the particular system by telephone.

6.4. Responsibility for Payment: The Master Licensee shall be invoiced the amounts calculated under Clause 6.2 at the end of the month in which services were provided. The Master Licensee shall be required to pay invoices received within thirty (30) days following receipt failing which interest shall be payable thereon at the rate of twenty-four (24%) per cent per annum. If services were performed for the benefit of a CM Sub Licensee, the Master Licensee shall be responsible for payment unless the Master Licensee has not been informed of the services prior to the provisions thereof, and has objected to its payment obligations.

GAMINGTECH WARRANTIES, REPRESENTATIONS AND COVENANTS

     Gamingtech warrants, represents and covenants to the Master Licensee that:

7.1. Capacity: It has the necessary capacity to enter into this Agreement.

7.2. No Infringement: To the best of its knowledge, information and belief, the rights of the Master Licensee as provided hereunder will not infringe upon any patents or copyrights of

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     any third party.

7.3 IP Tracking: Gamingtech warrants that the IP tracking capability of the Software will enable the Master Licensee and any CM Sub Licensee to
     monitor/track traffic emanating   from a satellite website properly
     configured, maintained and connected to a server on which the Software is properly installed.

7.4. Program Error: Gamingtech warrants that if program errors (defects in the Software which prevent substantial conformance to the Software Specifications set out in Schedule C hereto) occur during the term of this Agreement then, provided that:

     iii. the Master Licensee provides prompt notice to Gamingtech of such program error;
     iv. the Master Licensee provides a full and complete disclosure of the program error and any input or output necessary to assess the same;
     V. this Agreement remains in effect and the Master Licensee is not then in default hereunder;
     vi. the Master Licensee allows Gamingtech access to the Software via the Internet at any and all times and from such place as Gamingtech may reasonably designate from time to time;
     vii. the Software or the server on which the Software was originally installed has not been modified by the Master Licensee or any third party; and
     viii. provided the program error can be reproduced on Gamingtech's current Software.

     Gamingtech will use reasonable efforts to correct such errors within 60 days following receipt of notice from the Master Licensee of such defects. If the parties hereto disagree as to whether a program error is Gamingtech's responsibility hereunder, it shall be the Master Licensee's obligation to demonstrate and document the program error in the Software. The Master Licensee acknowledges that its only remedy available in relation to the occurrence of a program error and the only remedy of a CM Sub Licensee in respect of a program error, shall be to require Gamingtech to use reasonable efforts to correct the same and that Gamingtech shall not be liable for any damages resulting from the occurrence of a program error however caused, subject to Section 10.

7.5. Upgrades: During the term of this Agreement Gamingtech shall provide the Master Licensee with upgrades as provided in Clause 6.2. As a result, Gamingtech's warranty obligations hereunder are contingent on the MasterLicensee being able to reproduce the error conditions on Gamingtech's current Software. If the error conditions shall not be so reproduced, the error conditions shall not be considered to be errors within the Software and therefore Gamingtech shall not be required to perform further services in relation to the error conditions stated in Clause 7.4.

7.6. Backup Copy: The Master Licensee agrees to maintain and shall cause all CM Sub Licensees to maintain a current backup copy of the Software and to make the same available to Gamingtech at Gamingtech's request.

7.7 Non Warranty Items: Examples of service not covered by Gamingtech's warranty include, but are not limited to:

     i.    service required due to failure of hardware;

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      ii.   service required due to unauthorized modification to the Software or interference caused by third party software installed on a server;
      iii.  service required due to improper installation of Software, if the
            Software has not been installed by Gamingtech;
      iv.   failure of software other than the Software as defined hereunder;
      v.    force majeure;
      vi.   default or negligence of the Master Licensee;
      vii   improper use or misuse of the Software or the hardware; and
      viii. providing operating services, accessories or supplies.

7.8. No obligation to CM Sub Licensee: Gamingtech shall have no obligation to any CM Sub Licensee in connection with any matter, including warranty matters related to the Software and shall only be obligated to deal with the Master Licensee in respect of any and all warranty matters.

7.9. Limitation: EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT THE SOFTWARE IS PROVIDED AND SUB LICENSED "AS IS" AND THERE ARE NO WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE, COURSE OF PERFORMANCE OR SERVICE PROVIDED HEREUNDER OR IN CONNECTION HEREWITH BY GAMINGTECH. EXCEPT AS EXPRESSLY PROVIDED HEREIN GAMINGTECH DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABLE QUALITY, NONINFRINGEMENT, MERCHANTABILITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OF THE SOFTWARE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY BY GAMINGTECH.

7.10. No Variation: NO AGREEMENTS VARYING OR EXTENDING THE ABOVE WARRANTY OR LIMITATIONS WILL BE BINDING ON GAMINGTECH UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF GAMINGTECH.

8.    MASTER LICENSEE'S WARRANTIES, REPRESENTATIONS AND COVENANTS

The Master Licensee warrants, represents and covenants to Gamingtech as follows and acknowledges that Gamingtech is relying on such warranties, representations and covenants in entering into this Agreement and the transactions contemplated in this Agreement:

8.1 Capacity: The Master Licensee has the necessary capacity to enter into this Agreement and shall use or permit the use of the Software only in accordance with in compliance with the laws of the Jurisdiction in which a Business is conducted by a CM Sub Licensee or the Software is to be used and in accordance with generally accepted gaming industry standards and practices.

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8.2. Access: In order to satisfy any warranty matters, the Master Licensee shall provide Gamingtech with access to the Software in use by all CM Sub Licensees via the Internet using such software for such purposes as Gamingtech may determine.

8.3. Bandwidth: Master Licensee will ensure that all CM Sub Licensees supply an adequate amount of bandwidth to ensure remote access by Gamingtech for the purpose of warranty maintenance and upgrades.

8.4 Master Licensee Business: The Master Licensee shall not conduct the Business or use the Software in connection with the Business and shall only sub license the Software, or pen-nit the use of the Software pursuant to executed CM Sub License Agreements.

8.5. No Modification: The Master Licensee shall not modify the terms of the CM Sub License Agreement from that form set out as Schedule D hereto in any manner which, in the sole opinion of Gamingtech would reduce the rights of or increase the liability of Gamingtech to any third party without, in each case, first obtaining the written approval of Gamingtech. Any consent to a modification of the CM Sub License Agreement shall not be deemed or considered a continuing consent to modifications and all modified CM Sub License Agreements shall require the prior written approval of Gamingtech.

9.   INFRINGEMENT

9.1. Defence and Settlement: If notified promptly and in writing of any action (and all prior related claims) brought against the Master Licensee alleging that the Master Licensee's use of the Software under this Agreement infringes any valid Canadian or United States patent or copyright, Gamingtech may, subject as provided below, defend and settle that action at its expense and may, subject as provided below, pay the costs and damages of any type finally awarded against the Master Licensee in the action, but is not obligated to do so, and provided that (i) Gamingtech shall have sole control of the defense of any such action and all negotiations for its settlement or compromise; and (ii) the Master Licensee and where applicable those for whom the Master Licensee is responsible, cooperates fully with Gamingtech in its defense of the action. If the Master Licensee receives notice of a valid claim or demand regarding infringement, or if the use of the Software shall be prevented by injunction, Gamingtech shall, at its option and expense either (i) procure for the Master Licensee the right to continued use of the Software as provided hereunder, (ii)modify the Software so that it is no longer infringing, (iii)replace the Software with computer software of equal capability, or (iv) terminate this Agreement as to the infringing Software; provided that Gamingtech agrees that it will exercise any of the options (1) to (iii) prior to exercising option (iv) if, in Gamingtech's opinion, such options are commercially feasible to Gamingtech. The foregoing indemnification does not extend to any claim arising out of a modification to the Software by any party other than Gamingtech to the extent such claim would not have arisen had such modification not been made, any combination of the Software with any other software or hardware to the extent such claim would not have an' sen had such combination not been made, or the use or distribution of the Software other than as permitted under this Agreement or a CM Sub License Agreement and the Master Licensee shall indemnify and hold Gamingtech harmless from any infringement arising therefrom. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF GAMINGTECH TO THE MASTER LICENSEE OR ANY CM SUB LICENSEE AND THE

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      EXCLUSIVE REMEDY OF THE MASTER LICENSEE OR ANY CM SUB LICENSEE WITH
      RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY INFRINGEMENT.

10.   LIMITATION OF LIABILITY

10.1. Limitation of Liability: IN NO EVENT WILL GAMINGTECH OR ANY ASSOCIATE, AFFILIATE, PARENT OR SUBSIDIARY CORPORATION OF GAMINGTECH, BE LIABLE TO THE MASTER LICENSEE OR ANY CM SUB LICENSEE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY CM SUB LICENSE AGREEMENT OR THE USE OR PERFORMANCE OF THE SOFTWARE, OR OTHER GAMINGTECH PROVIDED MATERIAL OR SERVICES WHETHER IN AN ACTION IN CONTRACT OR TORT INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND WHETHER OR NOT GAMINGTECH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2. Aggregate Liability: Without limiting the general exclusion of liability as provided in Clause 10.1, the liability of Gamingtech and any of its associates, affiliates, parent or subsidiary corporations to the Master Licensee whether for negligence, breach of contact, misrepresentation or otherwise shall in respect of a single occurrence or a series of occurrences shall in no circumstances exceed the $ 100,000 aggregate cash payments actually made to Gamingtech as the Master License Fees under Clause 5.1 of this Agreement.

11.   MASTER LICENSEE INDEMNIFICATION

11.1 Indemnification: The Master Licensee agrees to indemnify and save Gamingtech and its associates, affiliates, parent or subsidiary corporations harmless from and against any and all claims, demands, costs and liabilities (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of claims brought by CM Sub Licensee, End Users or any third party, and/or brought under any law, including without limitation any government department or agency as a result of (i) the combination or use of the Software with any other software, hardware or other material, (ii) the transmission of the Client Software or the use of the Client Software by an End User, (iii) breach of Section 8 warranties; (iv) the operation and management of a Business by any CM Sub Licensee; or (v) any act or omission by the Master Licensee or a CM Sub Licensee regarding the use of the Software.

12.   CONFIDENTIALITY

12.1 Proprietary Information: Documentation and information (including electronically, orally or visually disclosed information) are confidential and "Proprietary Information" for the purposes of this Section 12 if (a) it is designated as confidential or proprietary, by letter, stamp or legend (b) it would be apparent to a reasonable person, familiar with the disclosing party's business or the industry in which it operates, that such information is of a confidential or proprietary nature, or the disclosing party, within ten (10) days of a disclosure, indicates

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      to the receiving party that such disclosure is confidential. Proprietary
      Information shall not include information defined as Proprietary Information above which the receiving party can conclusively establish (1) was in the possession of the receiving party at the time of disclosure;
      (ii) prior to or after the time of disclosure becomes part of the public domain without the act or omission of the party to whom it was disclosed;
      (111) is disclosed to the receiving party by a third party under no legal obligation to maintain the confidentiality of such information; or (iv) was independently developed by the receiving party. All such Proprietary Information shall be treated confidentially by the receiving party and its employees, contractors and agents and shall not be disclosed by the receiving party without the disclosing party's prior written consent. However, the receiving party may disclose Proprietary Information of the disclosing party in accordance with judicial or other governmental order, provided that receiving party shall give the disclosing party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

12.2. Treatment of Proprietary Information: Neither party shall in any way duplicate all nor any part of the other party's Proprietary Information, except in accordance with the terms and conditions of this Agreement. Each party shall have an appropriate agreement with each of its employees, contractors, agents and sub licensees having access to the other party's Proprietary Information sufficient to enable that party to comply with all the terms of this Agreement. Each party agrees to protect the other's Proprietary Information with the same standard of care and procedures which it uses to protect its own trade secrets and confidential or proprietary information of like importance and, in any event, shall adopt or maintain procedures reasonably calculated to protect such Proprietary Information.

12.3. Further Treatment of Proprietary Information: Each party agrees to hold the other party's Proprietary Information in trust and confidence for such party and not to use the same other than as expressly authorized under this Agreement. Each party agrees not to disclose any such Proprietary Information without the prior written consent of the other, to anyone other than that party's employees, contractors and agents who have a need to know same to carry out the rights granted hereunder.

12.4. Action to Protect: Each party shall promptly report to the other any actual or suspected violation of the terms of this Section 12, and shall take all reasonable steps to prevent, control or remedy such violation.

12.5 Equitable Relief In recognition of the unique and proprietary nature of the information disclosed by the parties, it is agreed that each party's remedies for a breach by the other of its obligations under this Section 12 shall be inadequate and the disclosing party shall, in the event of such breach be entitled to equitable relief, including without limitation, injunctive relief and specific performance, in addition to any other remedies provided hereunder or available at law.

12.6 Proprietary Information: For the purposes of this Agreement the Software, and all upgrades or modifications and all materials related thereto shall be treated as Proprietary Information of Gamingtech disclosed to the Master Licensee and all information relating to the clients of the Master Licensee shall be treated as Proprietary Information of the Master Licensee disclosed to Gamingtech.

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13.   TERMINATION

13.1. Term: The term of this Agreement shall be three (3 )) years commencing on the date hereof provided that this Agreement shall automatically renew for two successive three (3) year terms provided that: (i) the Master Licensee is not in default hereunder at the termination of the then current three
      (3) year term; (1i) the Master Licensee has not been in default during such term for a period of sixty (60) days on a cumulative, not consecutive basis and; (iii) no CM Sub Licensee is in default as at the termination of the then current term of this Agreement. This Agreement may be terminated by either party in the event of any material breach by the other party hereto which continues after thirty (3 0) days written notice of said breach (which notice shall, in reasonable detail, specify the nature of the breach) by the non-defaulting party to the defaulting party. A material breach shall include, without limitation, any breach of Sections 2, 3, 4, 5, 8 and 12.

13.2. Effect of Termination: Upon the termination of this Agreement by any party and for any reason, the rights and licenses granted to the Master Licensee by Gamingtech and all CM Sub License Agreements shall terminate immediately and the Master Licensee shall and shall cause all CM Sub Licensees to cease use of the Software and shall, at the option of Gamingtech, return to Gamingtech or destroy all copies of the Software in the possession of the Master Licensee and all CM Sub Licensees and Gamingtech shall be entitled to unilaterally take any and all steps or actions they may deem necessary to strictly enforce this Clause 13.2.

13.3. License Fees: No termination of this Agreement shall release the Master Licensee from its obligations to pay Gamingtech Set Up Fees or License Fees which accrued prior to such termination or which shall accrue to Gamingtech after the effective date of such termination as a result of the continued use of the Software after the termination of this Agreement, nor shall any termination have the effect of releasing the Master Licensee from the provisions of Section 12 which provisions shall survive the termination of this Agreement.

13.4 Non Payment: Notwithstanding anything contained herein, non payment by the Master Licensee or any CM Sub Licensee of any Set Up Fees or License Fees provided for herein or in a CM Sub License Agreement, at the times specified therein, shall entitle Gamingtech to immediately terminate this Agreement or in the case of a defaulting CM Sub Licensee, to cause the Master Licensee to terminate the CM Sub License Agreement, as the case may be, and in such event Gamingtech shall be entitled to unilaterally take any and all such actions it may deem necessary to prevent the continued use of the Software.

14.   REMEDIES

14.1. If the Master Licensee breaches any of its obligations hereunder and such breach remains unremedied for a period of twenty-one (2 1) days from notice thereof, Gamingtech shall be entitled to seek equitable relief to protect its interests herein including but not limited to injunctive or other equitable relief, it being acknowledged by the Master Licensee that Gamingtech would suffer irreparable harm and that damages do not form an adequate remedy.

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14.2. If the Master Licensee fails to completely abide by any term, condition or covenant of this Agreement or otherwise commits a breach of this Agreement and such breach remains unremedied for a period of twenty-one (2 1) days from notice thereof, then Gamingtech may, at its option, immediately terminate this Agreement by providing written notice as such to the Master Licensee.

14.3. If the Master Licensee becomes insolvent or files a petition in Bankruptcy, has filed against it an involuntary petition in Bankruptcy or a Receiver is appointed over the assets of the Master Licensee, or the Master Licensee commits an act of Bankruptcy, then Gamingtech may, at its option, immediately terminate this Agreement by written notice as such to the Master Licensee.

14.4. If this Agreement is terminated in accordance with the provisions hereof the Master License Fee as provided for in Clause 5.1 will be deemed to have been paid for the use of the Software during the time it was in the possession of the Master Licensee and as a result, in such event, the Master Licensee will not be entitled to any refund of the Master License Fee, or any portion thereof

15.   NOTICES

15.1. Notices: Any notice required or permitted to be given under the terms of this Agreement shall be in writing and given by personal delivery or sent by registered mail, postage prepaid, or by fax, to Gamingtech at 35 Barrack Road, Belize City, Belize, Central America and in the case of the Master Licensee at the following address: 40" Street, 2 d Avenue, Suite 208, San Jose, Costa Rica. Either party may change its address for notice by notice to the other party in the manner prescribed above. Any notice given pursuant to this Section shall be deemed to have been received on the date actually received.

16.   GENERAL

16.1. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of the Country of Belize and the parties attom to the jurisdiction of the courts of Belize in respect of all matters relating to the interpretation or enforcement of this Agreement.

16.2. Survival: The provisions of Sections 4, 7, 8, 9, 10, 11, 12, 13, 14, and 16 shall survive any termination of this Agreement until expressly waived in writing by the party for whom they are of benefit or terminated by a further written agreement of the parties.

16.3. Enforceability: If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof which is necessary to render the provision valid, legal and enforceable, shall be severed from the agreement and the other provisions and the remaining part thereof of that provision shall remain in full force and effect.

16.4. Further Assurances: The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

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16.5.  Entire Agreement: This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

16.6. Remedies: The remedies expressly stated in this Agreement shall be in addition to and not in substitution for those generally available at law or in equity, except as otherwise limited herein.

16.7. Assignment: Neither party may assign this Agreement nor the rights granted hereunder without the prior written consent of the other which consent shall not be unreasonably withheld; provided that either party may assign this Agreement to a successor corporation in the event of a merger or other reorganization in which it is not the surviving entity; and provided further that Gamingtech may assign all or any part of its rights under this Agreement to a parent, affiliate or wholly-owned subsidiary; provided, in every such case, that any such successor or assignee organization is able to perform under this Agreement and agrees to be bound by the terms hereof

16.8. Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.9. Publicity: The Master Licensee shall not and shall ensure that all CM Sub Licensees shall not refer to Gamingtech nor to this Agreement or any CM Sub License Agreement in public releases or advertising without securing the prior written approval of Gamingtech.

16.10. Independent Contractors: The parties to this Agreement are independent contractors. No relationships of principal to an agent, master to a servant, employer to employee, franchiser to franchisee, partner or joint venturers is established hereby between the parties. Neither party has the authority to bind the other nor incur any obligation on its behalf. Gamingtech shall not take part in, have any control over or participate in the business of the Master Licensee or the Business of any CM Sub Licensee, it being the express intention and understanding of the parties that the CM Sub Licensees shall conduct the Business and that Gamingtech supply the Software only as described herein. The payment by the Master Licensee or CM Sub Licensees of Royalties as provided in Clause 5.3 shall not, and the parties hereto confirm and agree that the same shall not constitute any nor be construed as any participation in the business of the Master Licensee or the Business any CM Sub Licensee by Gamingtech.

16.11. Force Majeure: Notwithstanding anything to the contrary contained in this Agreement, the failure or delay in performance by either Gamingtech or the Master Licensee, other than in respect of the performance of payment obligations, shall be excused to the extent it is caused by an event beyond the party's control, provided that the party prevented from or delayed in rendering performance notifies the other party immediately and in detail of the commencement and nature of such cause, and provided further that such party uses its best efforts to render performance in a timely manner, utilizing to such ends all resources reasonably required in the circumstances. If such event continues beyond sixty (60) days,

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     either party may terminate this Agreement.  Without limiting the generality of the foregoing, the failure of a CM Sub Licensee to make payments to the Master Licensee pursuant to the terms of the CM Sub License Agreement, shall not constitute a force majeure with respect to the Master Licensee's obligations to make payments to Gamingtech as provided herein.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                         GAMINGTECH CORPORATION


                                         Per:  /s/ Richard Latham
                                         --------------------------------------
                                         Richard Latham, President


                                         CASIONO MARKETING S.A.

                                         Per:  /s/ Victor Ramirez
                                         --------------------------------------
                                         Victor Ramirez

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                                 SCHEDULE "A"

The software is a Java based virtual casino identified as a package called CasinoCasino which resides on a Gamingtech server located in Belize City, Belize.

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                                 SCHEDULE "B "

End User License Agreement

A. ELIGIBILITY:

1. The casino is restricted to individuals of legal age of majority only. You cannot play under any circumstances if you are not at least eighteen years of age. Minors may not play. Participation in the activities and games of the Internet casino is open only to the residents of those jurisdictions where such participation is legal and not prohibited. Participation in the activities and the games of the Internet casino is void wherever prohibited by law.

2. Player understands that the game is for entertainment value only. Player understands and acknowledges that no purchase is necessary or required to play the games. If a player wishes to play without betting money, he/she may do so, on the free site only.

3. Employees of the Internet casino, the company, its licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, retailers and members of the immediate families of each are not eligible to participate in the games.

B. OTHER CONDITIONS

Player is not required to participate in the Game and such participation, if elected by Player, is at Players sole option, discretion and risk. Materials of the game (whether electronically obtained or obtained by other means) are automatically void if counterfeited, mutilated, forged, altered or tampered with in any way, if illegal, mechanically or electronically reproduced, obtained outside authorized legitimate channels or if they contain printing, production, typographical, mechanical, electronic or any other errors. Any and all materials submitted for prize claims become the property of the company and will not be returned. The company is not responsible for lost, late, illegal, incomplete, damaged, mutilated, misdirected, or postage due mail, requests, prize claims or entries. Liability for materials of the game containing any error is limited to replacement. Errors due to the computer hardware and software is the sole responsibility of the of the end user, not the company. No refunds shall be given. Taxes, if any, on any prize is players sole responsibility. By accepting prize and/or winnings, Player consents to use his/her name for advertising and promotional purposes without additional compensation except where prohibited by law. Player, by acceptance of prize, acknowledges compliance with all rules herein. The company makes no representations or warranties, implicit or explicit, as to the legal right for player to participate in the game nor shall any of the companies employees, licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, agents or retailers have the authority to make any such representations or warranties. The company shall not be required to maintain user names or passwords and if player misplaces, forgets, loses, or is otherwise unable to enter the Internet casino because of anything other than company error, if a player should give away, tell, share or lose their account number and password, the Internet casino will not be responsible and will not be held liable for any claims regarding that account. The terms and conditions contained herein may be modified and/or amended only by the company posting such modification and/or amendments in the Terms and Conditions section of the website. The company shall not be liable for computer malfunctions nor attempts by player to participate in the game by methods, means or ways not intended by the company. The company reserves the right to cancel players account for any reason and issue any

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balance in players account at the time of such cancellation. The terms and conditions contained herein represents the complete, final and exclusive agreement between the player and the company.

C. PLAYER AGREES AND BECOMES A PARTY TO THE RULES

By entering the website, opening an account at the website, playing the casino, use and reuse of such an account, participation in the game, or acceptance of any prize, player hereby represents, warrants and certifies all of the following:

1. Player fully understands, agrees to, becomes a party to and shall abide by all rules, regulations, terms and conditions contained herein and as such rules, regulations, terms and conditions may change from time to time.

2. Player is over the age of legal majority, i.e. player is an "adult" as that term is legally defined in player's jurisdiction

3. Player shall not allow any other person or third party including, without limitation, any minor, to use or reuse players account, access and/or use any materials or information from the website, accept any prize, or participate in any games.

4. Player has the full, complete and unrestricted legal right to participate in the game and players participation in the game is not prohibited in the players jurisdiction.

5. Player does not find the game or the website to be offensive, objectionable, unfair, nor indecent.

6. Player understands that the game is for entertainment value only. Player understands and acknowledges that no purchase is necessary or required to play the game. If a player wishes to play without betting money, he/she may do so, on the free site only.

7. Player shall hold the company, its employees, officers, director, licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, agents and retailers harmless and shall indemnify the same form any and all cost, expenses, liabilities and damages whatsoever that may arise as a result of the players:

(i) entry, use, or reuse of the website
(1i) use of any materials at the website
(iii) entry, use or reuse of the casino server (iv) participation in the game, or
(v) the acceptance of any prize

8. Player understands that the terms Internet casino are the trademarks, service marks, and trade names of the companies and player obtains no rights to such terms, nor any other terms, graphics, text, concepts or methodologies, using the website and the material contained therein.

9. Players interest in the game and the website is personal, and not professional. Players entering the casino is solely for the players own personal entertainment and any other entrance, access, use or reuse of the casino or the website is strictly prohibited.

10. Player shall periodically review at a rate not less than once monthly these terms and conditions of the Internet casino posted at the website.

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11. Players shall not have any cause or night of action for damages or otherwise against Gamingtech Corporation, the owner of the gaming software or any of their associates, affiliates, parent or subsidiary corporations and the Player hereby expressly waives any and all such causes or rights of action.

12. Players shall not participate in the games, open, use or reuse an account, enter the website, or the casino, nor accept any prize if player does not fully understand, agree to, become a party to, and shall abide by, without exception, all rules, regulations, terms and conditions contained herein and as such rules, regulations, terms and conditions may change from time to time.

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SCHEDULE

Description of Casino Casino Software

Casino Casino is a JAVA based Internet casino software package that allows customers to set up and operate an Internet based casino site subject to proper licensing, hardware and bandwidth to be supplied by the customer. Casino Casino offers the following games: Blackjack, Camibean Poker, Baccarat, Pai Gow Poker, Slots (8 different types), Roulette, Craps, and Video Poker (4 different types). Casino Casino was designed to operate over the Internet with no requirement for downloading of any software in advance. This is made possible by using the JAVA development platform, which will operate on any personal computer that is connected to the Internet. The Casino Casino software consists of three main daemons or servers, namely Games, Commerce and BankFurther descriptions of each are contained herein. All three daemons are thread based, any new requests start a new thread. Once the service is finished the thread is terminated. Since the lifetime of the thread is minimal the overhead of a large number of players is minimal. The Software is designed for optional performance with the Internet Explorer 4.0 or higher browser.

1. The gaming engine is responsible for running the random number generator
(RGN) used in all the games. The advantage of this central engine is that as new games are developed they can be plugged into this central engine, with out the need for a complete re-write. The number generator is based on the "lagged Fibonacci method". The initial seed is also randomly generated using standard Java calls to obtain a number between 0 and 232 (4 billion).This action occurs on the server side to which the player has no access. If a player disconnects during a game, i.e.: blackjack, then the player is awarded a loss.

2. The database engine keeps track of all the players and gaming transactions and adheres to the RDBMS & object orientated computing environment. All transactions are tracked by administrative software that is based on Microsoft SQL. Player information is available to the casino operator, online using a loaded java applet, that operates in the Microsoft Internet Browser. Operators can generate certain reports on the status of players, actual bank transactions with flags and the status of the games. The operator is provided access to this database by entering a username and password to ensure security. Multiple on-line reports can be generated simultaneously because each query will launch a new Internet window. Operators can be on-line and monitor any or all players in real time by refreshing their view windows as often as required and some of the reports that are required to be monitored continuously are set to auto-refresh ever one minute.

Operators can also add or remove players from the site, issue credits or debits and check the overall performance of all the games and players per game by date, historically, demographically or by the various modes of payment.

3. The commerce engine is responsible for interfacing to the credit card processor. The player must fill out an on-line application provided by the Casino Casino software package that includes all relevant address and contact information. The player is instructed to select a password. After the form is completed the player is issued a username by the Commerce software which forwards the details to the auto-email engine which sends out a "welcome to casino" email message with username and password. The player logs in through the browser using the username and password. The player is now presented with the option to register a credit card from which funds will be debited to play the casino games. The credit card number and expiry date as well as the customer

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information are stored together on the Commerce server in a SQL database format.
The player then can deposit funds into his/her account to use at any or all of the games offered by the Casino Casino software. At this point the software will forward the customer information and the credit card information to an online credit card processing facility ( for example Secure Bank.com) This third party is responsible for validating the credit card and customer information through a "scrubbing" process. If the customer is in good standing a message will be sent back to the Commerce server and the customer will be notified that the funds are available and can begin gaming immediately. If the customer does not pass the credit test, he is notified that the transaction has failed and he is unable to proceed.

Unless configuration can be completed remotely, we require the client to ship the server to our office and we can perform the initial set up. Once the server is returned and is on-line our staff need to have continuous access through PC Anywhere to remotely log onto the server to perform any maintenance, repairs or upgrades as determined necessary. Adequate bandwidth or connection speed of at least 256k is required for proper operation and maintenance of the Casino Casino Software which will be provided by the casino operators.

Security of the games server is the responsibility of the Master Licensee or a CM Sub Licensee. We require that the Master Licensee or a CM Sub Licensee implement Secure Socket Layer ("SSL") on the server on which the Software is installed. Gamingtech will assist the Master Licensee with the installation of SSL at no cost.

The operating parameters for each game are as follows:

Blackjack: There are 8 decks in the dealing shoe. The shoe is reshuffled after each hand. This adheres to rules including, double down on any hand, four split any same cards, double down on splits and insurance. There is no surrender.

Carribean Poker: This is a single deck shoe and is re-shuffled after every hand. The games uses the standard rules for payout.

Slots: The payout of the slots is governed by the number of graphic icons on the wheels and the use of the RNG. There are three wheels and the RNG is used to stop each of the wheels at different locations. Adjustment of the odds is hardcoded.

Video Poker: Video poker is a single deck deal and is re-shuffled after every play. The games use the rules for payout, as posted on each of the machines. Players may throw away the whole hand if they wish.

Roulette: The roulette uses the RNG for each wheel spin. As long as the player stays on the game the game will list, on the left side of the display window, a history of the numbers that have been generated by the game. The list is 15 numbers long. The 16' number will be displayed at the top of the list and the I" number will be dropped from the list.

Craps: The RNG is used for each roll of the dice. The payout is set as per the standard rules of Craps.

Baccarat: There are eight decks in the dealing shoe. The object of the game is to wager that either the player's hand will win, the banker's hand will win, or that the game will result in a tie. If the

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player wins by betting on the banker, the bank will receive a 5% commission on the bet. The odds for the tie are 8 to 1. The shoe is reshuffled after each hand.

Pai Gow Poker: Pai Gow Poker is played with a deck of 53 cards, a standard deck plus one wild joker. The goal as a player is to beat both of the dealer's hands. If the player only beats one of the dealer's two hands, then the game results in a tie. Each time the player wins, the bank gets a 5% commission on the amount bet. The rules and odds are based on standard rules.

The Master Licensee and each CM Sub Licensee shall assume all responsibility for any and all security issues relating to the use of the Software in connection with the Business. Any adjustments to the home page, graphics, etc, are the responsibility of the casino operator.

Gamingtech's warranty shall only be applicable where the Master Licensee or CM Sub Licensee has not altered the system on which the Software is operating ( hardware, software and connectivity), from the configuration originally installed by Gamingtech and implemented by the server operator at the time the Business is commenced. Any software installed by the casino operator must be approved by Gamingtech. Gamingtech will not be responsible for the Master Licensee's server or any of the CM Sub Licensee's servers or their data, at any time.

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                                  SCHEDULE D

           SOFTWARE SUB LICENSE AGREEMENT

           This Agreement made as of the - day of  ___

BETWEEN:
           _________________________________ a body corporate with offices at
           (the "Licensee")

                                                      OF THE FIRST PART

AND

                         CASINO MARKETING S.A. a body corporate with offices at San Jose, Costa Rica ("Licensor").

                                                      OF THE SECOND PART

       WHEREAS Licensor is in the gaming software sub licensing business.

       AND WHEREAS Licensor holds the certain rights to sub license, certain interactive gaming software under a Master Sub License Agreement and the Licensee desires to license the object code for such software and Licensor is willing to grant the Licensee a non exclusive license to the object code for such software subject to the terms and conditions of this Agreement.

       NOW THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein, the parties agree as follows:

1.     INTERPRETATION

       Words and phrases used herein have the following meaning:

1.1.1. "Agreement" means this Software Sub License Agreement, including Schedules "A", "B" and "C" attached hereto.

1.1.2. "Business" means the operation and management of an online Internet entertainment and game playing website utilizing the Software.

1.1.3. "Client Software" means the user interface portion of the Software.

1.1.4  "Dollar" or "$" means United States dollars.

1.1.5. "Electronic Distribution" means the electronic delivery of computer software using on-line services, the Internet, phone lines, cable systems, servers, satellite or other public or private access network or electronic communication mediums.

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1.1.6.  "End User" means an individual whom the Licensee permits to access and utilize, but not to further distribute, the Software.

1.1.7. "Gross Revenues" means gross income which is received by the Licensee or any affiliate or associate of the Licensee in connection with the Business utilizing the Software, which shall be calculated as the total dollars wagered on all games less all payoffs, but before any operating, administrative or other expenses, governmental sales, excises pr other taxes or tariffs imposed on the use of the Software. For the purposes of this Agreement Gross Revenues shall not include any negative amount. Where Gross Revenues for a period result in a negative number, Gross Revenues for that period shall be deemed to be zero.

1.1.8. "License Fee" means the monthly payments to be made by the Licensee to the Licensor pursuant to Clause 5.2 hereof.

1.1.9. "Software" means the object code versions of the computer software described in Schedule "A" herein.

1.1.10. "Set Up Fee" means the fee payable to Licensor pursuant to Clause 5.1 hereof

1.2.    Currency

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in United States Dollars.

1.3.    Sections and Headings

        The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a Schedule refers to the specified section of or Schedule to this Agreement.

1.4.    Number, Gender and Persons

        In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.5.    Accounting Principles

        Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute. This reference shall not be construed so as to imply any attornment to Canadian jurisdiction or laws.

1.6.    Time of Essence

        Time shall be of the essence of this Agreement.

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1.7   Severability

      If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

1.8.  Successors and Assigns

      This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns.

1.9.  Amendment and Waivers

      No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

1.10  Schedules

      The following Schedules are attached to and form part of this Agreement:

          Schedule A    Software
          Schedule B    End User License Agreement
          Schedule C    Description of Software

2.    GRANT OF LICENSE

2.1. Sub-License: Subject to the terms and conditions hereof Licensor hereby grants to the Licensee and the Licensee accepts from Licensor: (1) a worldwide, non-exclusive, nontransferable license to use the Software only in connection with the Business and to transmit the Client Software only in object code form to End Users by means of Electronic Distribution; and
      (11) a worldwide, non-exclusive, non-transferable license to use and to grant to End Users the right to use the Client Software in object code form, only while connected to a server on which the server component of the Software is installed.

2.2 End User License Agreement: The Licensee shall display to End Users an End User License Agreement ("EULA") prior to download of the Client Software by End User. Such EULA shall contain provisions which exclude the Licensor, the owner of the Software and their associates, affiliates, parent and subsidiary corporations from all liabilities related to the End Users use of the Client Software, and in any event shall contain provisions substantially similar to those contained in Schedule "B" hereto. The EULA shall be provided in a format that the End User may download onto End User's hard disk. The Licensee shall require all End Users to either accept or reject the terms and conditions of the EULA by means of a point and click mechanism or other mechanism acceptable to Licensor prior to the download of the Client Software and, in the event End User rejects the EULA, End User shall not be permitted to download the Client Software. The Licensee agrees that the mechanism used

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      by the Licensee to require End Users to accept or reject the EULA shall be in a form which will record and store all End Users acceptance of the EULA for future reference.

2.3. Restrictions: The Licensee shall not, and shall not authorize any third party to, reverse engineer, decompile or disassemble the Software or to attempt to do the same. If the Licensee becomes aware of the source code of the Software it shall not make use of or disclose the same to any party.

2.4. No Further Sub-License: The Licensee shall have no right to sub-license or otherwise make available the rights granted to the Licensee in Clause 2.1 to any third party (related or otherwise) and such rights shall only be used by the Licensee in connection with its operation of the Business which shall be comprised of the installation of the Software on one server and the maintenance of one data base only.

3.    GOVERNMENT APPROVALS

3.1 The Licensee warrants and represents that it has or will have obtained prior to commencing the Business, all required government approvals and permits in order to use the Software in its Business and to operate its Business, including an Internet gaming license as required, and that it will maintain such approval and permits throughout the term of this Agreement and obtain any government approvals and permits that subsequently become required during the term of this Agreement or any extensions thereof

3.2. The Licensee shall take such actions as it deems necessary in order to prohibit participation in the activities and games of the Software where prohibited by law.

OWNERSHIP

4.1. Software: Except for the limited rights granted to the Licensee hereunder, Gamingtech Corporation retains all right, title and interest, including intellectual property rights, in and to the Software.

4.2. Proprietary Rights Notices: The Licensee shall not remove any copyright or other proprietary rights notices contained within the Software.

PAYMENT

5.1. Set Up Fee: In consideration of the rights granted by Licensor to the Licensee hereunder, the Licensee shall pay Licensor as the initial Set Up Fee, the sum of $ _____ upon execution of this Agreement and shall pay the Licensor monthly License Fees as set forth in Clause 5.2. Licensee shall acquire an appropriate server for installation of the Software and shall acquire all necessary third party software, including, without limiting the generality of the foregoing, the following third party software:

                         Crystal Reports 7.0
                         PC Anywhere

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                         MSSQL 6.5 or 7.0
                         Microsoft NT Server with SP4

5.2. License Fees: As further consideration of the rights granted by Licensor to the Licensee hereunder, the Licensee shall pay to the Licensor monthly License Fees calculated as ! % of Gross Revenue for the entire ten-n of this Agreement and any extensions thereof

5.3.  Payment: The Licensee shall pay License Fees to the Licensor under Clause
      5.2 on a monthly basis commencing at the end of the first month after the Licensee commences the Business. License Fees shall be calculated monthly and paid within fifteen (15) days of the end of each month and the Licensee shall include, with each payment of License Fees, a report specifying the Gross Revenue earned during the period. Any net loss or negative revenues in a particular month shall be treated as zero Gross Revenues for the month and there is no carry forward of such amounts.

5.4. Website: The Licensee shall be responsible for all website design, construction, maintenance and all costs associated therewith.

5.5. Server: The Licensee shall be responsible for the proper configuration, custody, maintenance and control of the server upon which the Software is installed and in respect of all third party software installed thereon.

5.6. Taxes: The Licensee shall be responsible for paying all use, sales or value added taxes, duties or governmental charges, whether presently in force or which come into force in the future, related to the deliveries and payments hereunder.

5.7. Records: The Licensee will maintain, in accordance with generally accepted accounting principles complete and accurate books and records in respect of its operation of the Business and the Gross Revenue and other amounts received in connection therewith and all License Fees due or paid hereunder.

5.8. Audit: The Licensor shall have the right, on reasonable notice to the Licensee, no more often than once in any twelve (12) month period, to appoint an independent third party to examine the Licensee's books and records, during regular business hours, in order to verify the Licensee's compliance with the terms of this Agreement. Any such audit shall be at the expense of the party initiating the audit unless the audit reveals an underpayment of greater than five (5%) percent in which case the audit shall be at the expense of the party initiating the audit. The Licensee shall forthwith pay to the Licensor, the amount of any deficiency identified by the audit.

6.    SUPPORT

6.1. Upgrades: Provided that the Licensee is not then in default hereunder, during the term of this Agreement Licensor shall provide certain upgrades to the Software, designated as such by Licensor, to the Licensee at no cost. All upgrades to the Software shall be considered Software for the purposes of this Agreement. Upgrades to the Software shall consist of new games and language localization, as designated as such from time to time by Licensor.

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  5.3.

6.2. Other Services: If services beyond Licensor's warranty obligations are requested by the Licensee and if Licensor elects to provide such service, the Licensee shall be required to pay additional fees for such services on the basis of the applicable rates then in effect for Licensor, but Licensor shall be entitled to terminate such service at any time, without notice. Any work performed outside of normal business hours shall be charged at the applicable overtime rates.

6.3. Responsibility for Toll Charges: For any of the services referred to in sub-paragraph 6.2 it shall be the Licensee's responsibility to pay for or reimburse Licensor for any toll charges incurred in order to respond to inquiries or to obtain access to the particular system by telephone.

6.4. Responsibility for Payment: The Licensee shall be invoiced the amounts calculated under sub-paragraph 6.2 at the end of the month in which services were provided. The Licensee shall be required to pay such invoices within thirty (30) days following receipt failing which interest shall accrue and be payable thereon at the rate of twenty-four (24%) per cent per annum.

7.    LICENSOR'S WARRANTIES, REPRESENTATIONS AND COVENANTS

      Licensor warrants, represents and covenants to the Licensee that:

7.1.  Capacity: It has the necessary capacity to enter into this Agreement.

7.2. No Infringement: To the best of its knowledge, information and belief, the sub-license of the Software to the Licensee as contemplated herein will not infringe upon any patents or copyrights of any third party.

7.3. Program Error: Licensor warrants that if program errors (defects in the Software which prevent substantial conformance to the Software Specifications set out in Schedule "C" hereto) occur during the term of this Agreement then, provided that:

      i. the Licensee provides prompt notice to Licensor of such program error;
      ii the Licensee provides a full and complete disclosure of the program error and any input or output necessary to assess the same;
      iii. this sub-license remains in effect and the Licensee is not then in default hereunder;
      iv. the Licensee allows Licensor or any third parties identified by the Licensor, access to the Software via the Internet, with adequate bandwidth as determined by Licensor,
      v. at any and all times and from such place as Licensor may designate reasonably from time to time;
      vi. the Software or the server on which the Software was originally installed has not been modified by the Licensee or any third party; and
      vii. provided the program error can be reproduced on Licensor's current Software.

      Licensor will use reasonable efforts to correct such errors within 60 days following receipt of notice from the Licensee of such defects. Licensor's obligation to correct a program error is specifically conditional on the satisfaction of all conditions described in Sub-Clause 7.3(i) through 7.3(vi). If the parties hereto disagree as to whether a program error is Licensor's

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      responsibility hereunder, it shall be the Licensee's obligation to demonstrate and document the program error in the Software. The Licensee acknowledges that its only remedy available in relation to the occurrence of a program error shall be to require Licensor to use reasonable efforts to correct the same and that neither Licensor nor its associates, affiliates, parent or subsidiary corporations shall be liable for any damages resulting from the occurrence of a program error however caused, subject to Section 10.

7.4. Upgrades: During the term of this Agreement Licensor shall provide the Licensee with upgrades as provided in Clause 6.2. As a result, Licensor's warranty obligations hereunder are contingent on the Licensee being able to reproduce the error conditions on Licensor's current Software. If the error conditions shall not be so reproduced, the error conditions shall not be considered to be errors within the Software and therefore Licensor shall not be required to perform further services in relation to the error conditions stated in Clause 7.3.

7.5. Backup Copy: The Licensee agrees to maintain a current backup copy of the Software and to make the same available to Licensor at Licensor's request.

7.6. Non-Warranty Items: Examples of service not covered by Licensor's warranty include, but are not limited to:

      i.    service required due to failure of hardware;
      ii.   service required due to unauthorized modification to the Software;
      iii. service required due to improper installation of Software, if the Software has not been installed by Licensor;
      iv. interference of third party software, installed on the server, on the functionality of the software;
      v.    failure of software other than the Software as defined hereunder;
      vi.   force majeure;
      vii.  default or negligence of the Licensee;
      viii. improper use or misuse of the Software or the hardware; and
      ix.   providing operating services, accessories or supplies.

7.7. Limitation: EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT THE SOFTWARE IS PROVIDED AND LICENSED "AS IS" AND THERE ARE NO WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESSED OR IMPLIED, WRITTEN OR ORAL, ARISING BY STATUTE, OPERATION OF LAW, COURSE OF DEALING, USAGE OF TRADE, COURSE OF PERFORMANCE OR SERVICE PROVIDED HEREUNDER OR IN CONNECTION HEREWITH BY THE LICENSOR OR ANY THIRD PARTY. EXCEPT AS EXPRESSLY PROVIDED HEREIN LICENSOR DISCLAIMS ANY IMPLIED WARRANTY OR CONDITION OF MERCHANTABLE QUALITY, NON-INFRINGEMENT, MERCHANTABILITY, DURABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, INCLUDING BUT NOT LIMITED TO STATEMENTS REGARDING PERFORMANCE OF THE SOFTWARE, WHICH IS NOT CONTAINED IN THIS AGREEMENT, SHALL BE DEEMED TO BE A WARRANTY BY LICENSOR.

7.8. No Variation: NO AGREEMENTS VARYING OR EXTENDING THE ABOVE WARRANTY OR LIMITATIONS WILL BE BINDING ON THE LICENSOR OR ANY THIRD PARTY UNLESS IN WRITING AND SIGNED BY AN AUTHORIZED REPRESENTATIVE OF LICENSOR

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8.   THE LICENSEE'S WARRA TIES, REPRESENTATIONS AND COVENANTS

     The Licensee warrants, represents and covenants to Licensor as follows and acknowledges that Licensor is relying on such warranties, representations and covenants in entering into this Agreement and the transactions contemplated in this Agreement:

8.1. Capacity: The Licensee has the necessary capacity to enter into this Agreement and shall use the Software only in accordance with in compliance with the laws of the jurisdiction in which the Business in conducted and in accordance with generally accepted gaming industry standards and practices.

8.2. Unauthorized Use: Licensee will not permit any third party other than an End User, to use the Software for any purpose.

9.   INFRINGEMENT

9.1. Defence and Settlement: If notified promptly and in writing of any action (and all prior related claims) brought against the Licensee alleging that the Licensee's use of the Software under this Agreement infringes any valid Canadian or United States patent or copyright, Licensor may, subject as provided below, defend and settle that action at its expense and may, subject as provided below, pay the costs and damages of any type finally awarded against the Licensee in the action, but is not obligated to do so, and provided that (1) Licensor shall have sole control of the defense of any such action and all negotiations for its settlement or compromise; and
     (ii) the Licensee and where applicable those for whom the Licensee is responsible, cooperates fully with Licensor in its defense of the action. If the Licensee receives notice of a valid claim or demand regarding infringement, or if the use of the Software shall be prevented by injunction, Licensor shall, at its option and expense either (1) procure for the Licensee the right to continued use of the Software as provided hereunder, (ii)modify the Software so that it is no longer infringing, (110replace the Software with computer software of equal capability, or (iv) terminate this Agreement as to the infringing Software; provided that Licensor agrees that it will exercise any of the options (1) to (111) prior to exercising option (iv) if, in Licensor's opinion, such options are commercially feasible to Licensor. The foregoing indemnification does not extend to any claim arising out of a modification to the Software by any party other than Licensor to the extent such claim would not have arisen had such modification not been made, any combination of the Software with any other software or hardware to the extent such claim would not have arisen had such combination not been made, or the use or distribution of the Software other than as permitted under this Agreement and the Licensee shall indemnify and hold Licensor harmless from any infringement arising therefrom. THE FOREGOING STATES THE ENTIRE LIABILITY AND OBLIGATIONS OF LICENSOR AND THE EXCLUSIVE REMEDY OF THE LICENSEE WITH RESPECT TO ANY ALLEGED INTELLECTUAL PROPERTY INFRINGEMENT.

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10.   LIMITATION OF LIABILITY

10.1. Limitation of Liability: IN No EVENT WILL GAMINGTECH CORPORATION, THE LICENSOR OR ANY ASSOCIATE, AFFILIATE, PARENT OR SUBSIDIARY CORPORATION OF EITHER OF THEM, BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE USE OR PERFORMANCE OF THE SOFTWARE, OR OTHER Licensor PROVIDED MATERIAL WHETHER IN AN ACTION IN CONTRACT OR TORT INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND WHETHER OR NOT GAMINGTECH CORPORATION OR THE LICENSOR HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10.2. Aggregate Liability: Without limiting the general exclusion of liability as provided in Clause 10.1, the liability of the Licensor, the owner of the Software and any of their associates, affiliates, parent or subsidiary corporations to the Licensee whether for negligence, breach of contact, misrepresentation or otherwise shall in respect of a single occurrence or a series of occurrences shall in no circumstances exceed the cash payments actually made to Licensor as the Set up Fee under Clause 5.1 of this Agreement.

11.   THE LICENSEE INDEMNIFICATION

11.1. Indemnification: The Licensee agrees to indemnity and save the Licensor, the owner of the Software and their associates, affiliates, parent or subsidiary corporations harmless from and against any and all claims, demands, costs and liabilities (including all reasonable legal and attorney fees and expenses) of any kind whatsoever, arising directly or indirectly out of claims brought by End Users or any third party, and/or brought under any law, including without limitation any government department or agency as a result of (i) the Licensee's combination or use of the Software with any other software, hardware or other material, (ii) the Licensee's transmission of the Client Software or the use of the Client Software by an End User, (111) breach of Section 8 warranties; (iv) the Licensee's operation and management of the Business; or (v) any act or omission by the Licensee regarding the use of the Software except in accordance with Section 2.

12.   CONFIDENTIALITY

12.1. Proprietary Information: Documentation and information (including electronically, orally or visually disclosed information) are confidential and "Proprietary Information" for the purposes of this Section 12 if (a) it is designated as confidential or proprietary, by letter, stamp or legend (b) it would be apparent to a reasonable person, familiar with the disclosing party's business or the industry in which it operates, that such information is of a confidential or proprietary nature, or the disclosing party, within ten (10) days of a disclosure, indicates to the receiving party that such disclosure is confidential. Proprietary Information shall not include information defined as Proprietary Information above which the receiving party can conclusively establish /(1)/ was in the possession of the receiving party at the time of disclosure; (11) prior to or after the time of disclosure becomes part of the public domain without the act or omission of the party to whom it was disclosed; (111) is disclosed to the

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      receiving party by a third party under no legal obligation to maintain the confidentiality of such information; or (iv) was independently developed by the receiving party. All such Proprietary Information shall be treated confidentially by the receiving party and its employees, contractors and agents and shall not be disclosed by the receiving party without the disclosing party's prior written consent. However, the receiving party may disclose Proprietary Information of the disclosing party in accordance with Judicial or other governmental order, provided that receiving party shall give the disclosing party reasonable notice prior to such disclosure and shall comply with any applicable protective order or equivalent.

12.2 Treatment of Proprietary Information: Neither party shall in any way duplicate all nor any part of the other party's Proprietary Information, except in accordance with the terms and conditions of this Agreement. Each party shall have an appropriate agreement with each of its employees, contractors and agents having access to the other party's Proprietary Information sufficient to enable that party to comply with all the terms of this Agreement. Each party agrees to protect the other's Proprietary Information with the same standard of care and procedures which it uses to protect its own trade secrets and confidential or proprietary information of like importance and, in any event, shall adopt or maintain procedures reasonably calculated to protect such Proprietary Information.

12.3. Further Treatment of Proprietary Information: Each party agrees to hold the other party's Proprietary Information in trust and confidence for such party and not to use the same other than as expressly authorized under this Agreement. Each party agrees not to disclose any such Proprietary Information without the prior written consent of the other, to anyone other than that party's employees, contractors and agents who have a need to know same to carry out the rights granted hereunder.

12.4. Action to Protect: Each party shall promptly report to the other any actual or suspected violation of the terms of this Section 12, and shall take all reasonable steps to prevent, control or remedy such violation.

12.5. Equitable Relief: In recognition of the unique and proprietary nature of the information disclosed by the parties, it is agreed that each party's remedies for a breach by the other of its obligations under this Section 12 shall be inadequate and the disclosing party shall, in the event of such breach be entitled to equitable relief, including without limitation, injunctive relief and specific performance, in addition to any other remedies provided hereunder or available at law.

12.6 Proprietary Information: For the purposes of this Agreement the Software, and all upgrades or modifications and all materials related thereto shall be treated as Proprietary Information of Licensor disclosed to the Licensee.

13.   TERMINATION

13.1. Term: The initial term of this Agreement will be for a period of two (2) years. Provided that the Licensee is not in default under the terms of this Agreement at the end of a current two year term and has not been in default hereunder for a period of sixty (60) or more days, on a cumulative not consecutive basis, during the current term, the Licensee will have the option

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      of renewing this Agreement 90 days prior to the end of the initial term, for an additional two (2) year term on the same terms provided herein except for the Set Up Fee obligations under Clause 5.1 and this Clause
      13.1 shall not be applicable to the renewal terms. This Agreement may be terminated by either party in the event of any material breach by the other party hereto which continues after thirty (30) days written notice of said breach (which notice shall, in reasonable detail, specify the nature of the breach) by the non-defaulting party to the defaulting party. A material breach shall include, without limitation, any breach of Sections 2, 3, 4, 5, 8 and 12.

13.2. Effect of Termination: Upon the termination of this Agreement the rights and licenses granted to the Licensee by Licensor hereunder shall terminate immediately and the Licensee shall cease all use of the Software and shall, at the option of Licensor, return to Licensor or destroy all copies of the Software in the possession of the Licensee and Licensor shall be entitled to unilaterally take any and all steps or actions they may deem necessary to enforce this Clause 13.2.

13.3. License Fees: No termination of this Agreement shall release the Licensee from its obligations to pay Licensor any License Fees which accrued prior to such termination or which shall accrue after the effective date of such termination as a result of the Licensee's use of the Software after the termination of this Agreement, nor shall any termination have the effect of releasing the Licensee from the provisions of Section 12 which provisions shall survive the termination of this Agreement.

13.4. Non Payment: Notwithstanding anything contained herein, non payment by the Licensee of any License Fees provided for herein, at the times specified herein, shall entitle Gamingtech Corporation and the Licensor to immediately terminate this Agreement and in such event Gamingtech Corporation and the Licensor shall be entitled to take any and all such actions it may deem necessary to prevent the continued use of the Software.

13.5. Termination of Master License: Notwithstanding any other provision hereof the Licensee acknowledges that the rights of Licensor to sub license the Software as provided for herein, is described under the terms of Master Sub License Agreement made between the Licensor and Gamingtech Corporation of Belize City, Belize and that a default by the Licensor under the terms of the Master Sub License Agreement may result in the termination of the Master Sub License Agreement, which in turn may result in the termination of this Agreement. In the event of such termination Gamingtech Corporation is given the right, which right is hereby recognized and confirmed by the Licensee, to take any and all such steps as Gamingtech Corporation may determine necessary to prevent the continued use the Software by the Licensee. In event of the termination of this Agreement by virtue of the termination of the Master Sub License Agreement, and provided that the Licensee is not then in default hereunder, the Licensee shall be permitted to terminate this Agreement and shall be entitled to contact Gamingtech Corporation directly and negotiate any continued use of the Software on such terms as may be negotiated, without compensation to the Licensor and similarly, in such circumstances, Gamingtech Corporation shall be entitled to contact the Licensee or otherwise negotiate with the Licensee with respect to the Licensee's continued use of the Software, without interference by the Licensor or compensation of any nature to the Licensor.

14.   LICENSOR REMEDIES

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14.1. If the Licensee breaches any of its obligations hereunder, the Licensor shall be entitled to seek equitable relief to protect their interests herein and in the Software including but not limited to injunctive or other equitable relief, it being acknowledged by the Licensee that the Licensor would suffer irreparable harm and that damages do not form an adequate remedy.

14.2. If the Licensee falls to completely abide by any term, condition or covenant of this Agreement or otherwise commits a breach of this Agreement, then Licensor may, at its option, immediately terminate this Agreement by providing written notice as such to the Licensee.

14.3. If the Licensee becomes insolvent or files a petition in Bankruptcy, has filed against it an involuntary petition in Bankruptcy or a Receiver is appointed over the assets of the Licensee, or the Licensee commits an act of Bankruptcy, then Licensor may, at its option, immediately terminate this Agreement by written notice as such to the Licensee.

14.4. If this Agreement is terminated in accordance with the provisions hereof the Set Up Fee as provided for in Clause 5.1 will be deemed to have been paid for the use of the Software provided during the time it was in the possession of the Licensee and as a result, in such event, the Licensee will not be entitled to any refund of the Set Up Fee or any License Fees, or any portion thereof.

15.   NOTICES

15.1 Notices: Any notice required or permitted to be given under the terms of this Agreement shall be in writing and given by personal delivery or sent by registered mail, postage prepaid, or by fax, to Casino Marketing S.A. at 40th Street, 2 d Avenue, Suite 20 8, San Jose, Costa Rica and 1 n the case of the Licensee at the following address: ________________________. Either party may change its address for notice by notice to the other party in the manner prescribed above. Any notice given pursuant to this Section shall be deemed to have been received on the date actually received.

16.   GENERAL

16.1. Applicable Law: This Agreement shall be governed by and construed in accordance with the laws of Costa Riac and the parties attorn to the courts of Costa Rica in respect of the enforcement or interpretation of this Agreement.

16.2. Survival: The provisions of Sections 4, 5, 9, 10, 11, 12, and 14 shall survive any termination of this Agreement until expressly waived in writing by the party for whom they are of benefit or terminated by a further written agreement of the parties.

16.3. Enforceability: If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision or part thereof which is necessary to render the provision valid, legal and enforceable, shall be severed from the agreement and the other provisions and the remaining part thereof of that provision shall remain in full force and effect.

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16.4.  Further Assurances: The parties agree to do all such things and to execute such further documents as may reasonably be required to give full effect to this Agreement.

16.5. Entire Agreement: This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, expressed, implied or statutory, between the parties other than as expressly set forth in this Agreement.

16.6. Remedies: The remedies expressly stated in this Agreement shall be in addition to and not in substitution for those generally available at law or in equity.

16.7. Waiver: No waiver of any provision of this agreement by a party shall be enforceable against that party unless it is in writing and signed by an authorized officer of that party.

16.8. Assignment: Neither party may assign this Agreement nor the rights granted hereunder without the prior written consent of the other which consent shall not be unreasonably withheld; provided that either party may assign this Agreement to a successor corporation in the event of a merger or other reorganization in which it is not the surviving entity; and provided further that Licensor may assign all or any part of its rights under this Agreement to a parent, affiliate or wholly-owned subsidiary; provided that any such organization is able to perform under this Agreement and agrees to be bound by the terms hereof.

16.9. Counterparts: This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.10. Publicity: Licensee shall not refer to Gamingtech Corporation, the Licensor nor to this Agreement in public releases or advertising without securing the prior written approval of Gamingtech Corporation or the Licensor, as the case may be.

16.11. Independent Contractors: The parties to this Agreement are independent contractors. No relationships of principal to an agent, master to a servant, employer to employee, franchiser to franchisee, partner or joint venturers is established hereby between the parties. Neither party has the authority to bind the other nor incur any obligation on its behalf. Licensor shall not take part in, have any control over or participate in the Business, it being the express intention and understanding of the parties that the Licensee shall conduct the Business and that Licensor supply the Software only as described herein. The payment by the Licensee of License Fees as provided in Clause 5.2 shall not, and the parties hereto confirm and agree that the same shall not constitute any nor be construed as any participation in the business of the Licensee by Licensor.

16.12. Force Majeure: Notwithstanding anything to the contrary contained in this Agreement, the failure or delay in performance by either Licensor or the Licensee, other than the performance of payment obligations, shall be excused to the extent it is caused by an event beyond the party's control, provided that the party prevented from or delayed in rendering performance notifies the other party immediately and in detail of the commencement and nature of such cause, and provided further that such party uses its best efforts to render performance in a timely manner, utilizing to such ends all resources reasonably required in

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       the circumstances. If such event continues beyond sixty (60) days, either party may terminate this Agreement.

16.13. Gamingtech: The parties acknowledge that Gamingtech Corporation is not a party to this Agreement and that there is no privity of contract between Gamingtech Corporation and the Licensee. The parties at knowledge that the rights of Gamingtech Corproation as provided for or referred to herein shall nonetheless be exercisable by Gamingtech Corporation directly or through the Licensor and any attempt to enforce such rights directly or indirectly shall be considered lawful and enforceable by the Licensee.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

                                         CASINO MARKETING S.A.


                                         Per:   ________________________________


                                                ________________________________


                                         Per:   ________________________________


                                         Name:  ________________________________


                                         Title: ________________________________

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

                                 SCHEDULE "A"

The software is a Java based virtual casino identified as a package called CasinoCasino which resides on a Gamingtech Corporation server located at Belize City, Belize.

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                                 SCHEDULE "B "

End User License Agreement

A.   ELIGIBILITY:

1. The casino is restricted to individuals of legal age of majority only. You cannot play under any circumstances if you are not at least eighteen years of age. Minors may not play. Participation in the activities and games of the Internet casino is open only to the residents of those jurisdictions where such participation is legal and not prohibited. Participation in the activities and the games of the Internet casino is void wherever prohibited by law.

2. Player understands that the game is for entertainment value only. Player understands and acknowledges that no purchase is necessary or required to play the games. If a player wishes to play without betting money, he/she may do so, on the free site only.

3. Employees of the Internet casino, the company, its licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, retailers and members of the immediate families of each are not eligible to participate in the games.

B.   OTHER CONDITIONS

Player is not required to participate in the Game and such participation, if elected by Player, is at Players sole option, discretion and risk. Materials of the game (whether electronically obtained or obtained by other means) are automatically void if counterfeited, mutilated, forged, altered or tampered with in any way, if illegal, mechanically or electronically reproduced, obtained outside authorized legitimate channels or if they contain printing, production, typographical, mechanical, electronic or any other errors. Any and all materials submitted for prize claims become the property of the company and will not be returned. The company is not responsible for lost, late, illegal, incomplete, damaged, mutilated, misdirected, or postage due mail, requests, prize claims or entries. Liability for materials of the game containing any error is limited to replacement. Errors due to the computer hardware and software is the sole responsibility of the of the end user, not the company. No refunds shall be given. Taxes, if any, on any prize is players sole responsibility. By accepting prize and/or winnings, Player consents to use his/her name for advertising and promotional purposes without additional compensation except where prohibited by law. Player, by acceptance of prize, acknowledges compliance with all rules herein. The company makes no representations or warranties, implicit or explicit, as to the legal right for player to participate in the game nor shall any of the companies employees, licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, agents or retailers have the authority to make any such representations or warranties. The company shall not be required to maintain user names or passwords and if player misplaces, forgets, loses, or is otherwise unable to enter the Internet casino because of anything other than company error, if a player should give away, tell, share or lose their account number and password, the Internet casino will not be responsible and will not be held liable for any claims regarding that account. The terms and conditions contained herein may be modified and/or amended only by the company posting such modification and/or amendments in the Terms and Conditions section of the website. The company shall not be liable for computer malfunctions nor attempts by player to participate in the game by methods, means or ways not intended by the company. The company reserves the right to cancel players account for any reason and issue any

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balance in players account at the time of such cancellation. The terms and conditions contained herein represents the complete, final and exclusive agreement between the player and the company.

C.   PLAYER AGREES AND BECOMES A PARTY TO THE RULES

By entering the website, opening an account at the website, playing the casino, use and reuse of such an account, participation in the game, or acceptance of any prize, player hereby represents, warrants and certifies all of the following:

1. Player fully understands, agrees to, becomes a party to and shall abide by all rules, regulations, terms and conditions contained herein and as such rules, regulations, terms and conditions may change from time to time.

2. Player is over the age of legal majority, i.e. player is an "adult" as that term is legally defined in player's jurisdiction

3. Player shall not allow any other person or third party including, without limitation, any minor, to use or reuse players account, access and/or use any materials or information from the website, accept any prize, or participate in any games.

4. Player has the full, complete and unrestricted legal right to participate in the game and players participation in the game is not prohibited in the players Jurisdiction.

5. Player does not find the game or the website to be offensive, objectionable, unfair, nor indecent.

6. Player understands that the game is for entertainment value only. Player understands and acknowledges that no purchase is necessary or required to play the game. If a player wishes to play without betting money, he/she may do so, on the free site only.

7. Player shall hold the company, its employees, officers, director, licensees, distributors, wholesalers, affiliates, subsidiaries, advertising, promotion or other agencies, media partners, agents and retailers harmless and shall indemnify the same form any and all cost, expenses, liabilities and damages whatsoever that may arise as a result of the players:

(i)   entry, use, or reuse of the website
(ii)  use of any materials at the website
(iii) entry, use or reuse of the casino server
(iv)  participation in the game, or
(v)   the acceptance of any prize

8. Player understands that the terms Internet casino are the trademarks, service marks, and trade names of the companies and player obtains no rights to such terms, nor any other terms, graphics, text, concepts or methodologies, using the website and the material contained therein.

9. Players interest in the game and the website is personal, and not professional. Players entering the casino is solely for the players own personal entertainment and any other entrance, access, use or reuse of the casino or the website is strictly prohibited.

10. Player shall periodically review at a rate not less than once monthly these terms and conditions of the Internet casino posted at the website.

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11.  Players shall not have any cause or right of action for damages or otherwise against Licensor, the owner of the gaming software or any of its associates, affiliates, parent or subsidiary corporations and the Player hereby expressly waives any and all such causes or rights of action.

12. Players shall not participate in the games, open, use or reuse an account, enter the website, or the casino, nor accept any prize if player does not fully understand, agree to, become a party to, and shall abide by, without exception, all rules, regulations, terms and conditions contained herein and as such rules, regulations, terms and conditions may change from time to time.

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                                 SCHEDULE "C"

Description of Casino Casino Software

Casino Casino is a JAVA based Internet casino software package that allows customers to set up and operate an Internet based casino site subject to proper licensing, hardware and bandwidth to be supplied by the customer. Casino Casino offers the following games: Blackjack, Carribean Poker, Slots (4 different types), Roulette, Craps, and Video Poker (4 different types). Casino Casino was designed to operate over the Internet with no requirement for downloading of any software in advance. This is made possible by using the JAVA development platform, which will operate on any personal computer that is connected to the Internet. The Casino Casino software consists of three main daemons or servers, namely Games, Commerce and Bank. Further descriptions of each are contained herein. All three daemons are thread based, any new requests start a new thread. Once the service is finished the thread is terminated. Since the lifetime of the thread is minimal the overhead of a large number of players is minimal. The Software is designed for optional performance with the Internet Explorer 4.0 or higher browser. While compatable with other browsers, the Software may display irregularities using such browsers and will display anomalies if a User is behind a firewall or proxy server. The JAVA code compiled is most compatible with IE4.0's ire (JAVA Run time Environment) native to each browser.

1.   The gaming engine is responsible for running the random number generator
(RGN) used in all the games. The advantage of this central engine is that as new games are developed they can be plugged into this central engine, with out the need for a complete re-write. The number generator is based on the "lagged Fibonacci method". The initial seed is also randomly generated using standard Java calls to obtain a number between 0 and 2 32 (-4 billion).This action occurs on the server side to which the player has no access. If a player disconnects during a game, ie: blackjack, then the player is awarded a loss.

2. The database engine keeps track of all the players and gaming transactions and adheres to the RDBMS & object orientated computing environment. All transactions are tracked by administrative software that is based on Microsoft SQL. Player information is available to the casino operator, online using a loaded java applet, that operates in the Microsoft Internet Browser. Operators can generate certain reports on the status of players, actual bank transactions with flags and the status of the games. The operator is provided access to this database by entering a username and password to ensure security. Multiple on-line reports can be generated simultaneously because each query will launch a new Internet window. Operators can be on-line and monitor any or all players in real time by refreshing their view windows as often as required and some of the reports that are required to be monitored continuously are set to auto-refresh every one minute.

Operators can also add or remove players from the site, issue credits or debits and check the overall performance of all the games -and players per game by date or historically.

3. The commerce engine is responsible for interfacing to the credit card processor. The player must fill out an on-line application provided by the Casino Casino software package that includes all relevant address and contact information. The player is instructed to select a password. After the form is completed the player is issued a username by the Commerce software which forwards the details to the auto-email engine which sends out a "welcome to casino" email message with

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username and password. The player logs in through the browser using the username and password. The player is now presented with the option to register a credit card from which funds will be debited to play the casino games. The credit card number and expiry date as well as the customer information are stored together on the Commerce server in a SQL database format. The player then can deposit funds into his/her account to use at any or all of the games offered by the Casino Casino software. At this point the software will forward the customer information and the credit card information to an online credit card processing facility ( for example Secure Bank.com) This third party is responsible for validating the credit card and customer information through a "scrubbing" process. If the customer is in good standing a message will be sent back to the Commerce server and the customer will be notified that the funds are available and can begin gaming immediately. If the customer does not pass the credit test, he is notified that the transaction has failed and he is unable to proceed.

Adequate bandwidth or connection speed is required for proper operation and maintenance of the Casino Casino Software,

The operating parameters for each game are as follows:

Blackjack: There are 8 decks in the dealing shoe. The shoe is reshuffled approximately 3/4 of the way through but not always at the same place. The RNG will generate the shuffle location as the deck approaches the 3/4 mark. Also if the player leaves the game and re-enters a re-shuffle will occur. This adheres to standard Las Vegas rules including, double down on any hand, split any same cards, double down on splits and insurance. There is no surrender.

Carribean Poker: This is a single deck shoe and is re-shuffled after every hand. The games uses the standard Las Vegas rules for payout.

Slots: The payout of the slots is governed by the number of graphic icons on the wheels and the use of the RNG. There are three wheels and the RNG is used to stop each of the wheels at different locations. Adjustment of the odds is hardcoded.

Video Poker: Video poker is a single deck deal and is re-shuffied after every play. The games use the standard Las Vegas rules for payout, as posted on each of the machines. Players may throw away the whole hand if they wish.

Roulette: The roulette uses the RNG for each wheel spin. As long as the player stays on the game the game will list, on the left side of the display window, a history of the numbers that have been generated by the game. The list is 15 numbers long. The 16th number will be displayed at the top of the list and the 1st number will be dropped from the list. The minimum bet is 5 dollars and the max bet is 100 dollars.

Craps: The RNG is used for each roll of the dice. The payout is set as per the rules of Craps, Las Vegas.

The Licensee shall assume all responsibility for any and all security issues relating to the use of the Software in connection with the Business. Any adjustments to the home page, graphics, etc, are the responsibility of the casino operator.

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